Exhibit (a)(1)(I)

A10 NETWORKS, INC.

FAQS FOR EMPLOYEES
RELATING TO THE OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS FOR RESTRICTED STOCK UNITS DATED NOVEMBER 19, 2015

TABLE OF CONTENTS

Q1.	What is the offer?	1
Q2.	Who can participate in this offer?	1
Q3.	Am I required to participate in this offer?	1
Q4.	What happens to my eligible options if I choose not to participate in the offer to exchange?	2
Q5.	Will I have to pay taxes if I participate in the offer?	2
Q6.	How long will this offer be available to me?	2
Q7.	What happens if I terminate my employment with A10 before the end of the offer (December 17, 2015 at 9:00 p.m., Pacific Time)?	2
Q8.	Which of my options are eligible?	2
Q9.	Are my stock options with a per share exercise price of $6.19 and $8.51 eligible options?	3
Q10.	What is a restricted stock unit?	3
Q11.	Is there a difference in tax treatment between options and RSUs?	3
Q12.	How many RSUs will I receive for the eligible options that I exchange?	4
Q13.	What will the exercise price of my RSUs be?	4
Q14.	When will my exchanged options be cancelled?	5
Q15.	When will I receive RSUs?	5
Q16.	What will the vesting schedule of my new RSU be?	5
Q17.	If I participate in this offer, do I have to exchange all of my eligible options?	7
Q18.	Do all the shares under my eligible option have to be outstanding and unexercised? What if I previously exercised some of the shares?	7
Q19.	Can I exchange only part of the unexercised shares under my eligible option and retain an option with the remaining unexercised shares?	8
Q20.	What happens if I have an eligible option grant that is subject to a divorce settlement?	8
Q21.	If I am an eligible participant but reside in a country other than Japan, Germany or the Netherlands, how do I participate in this offer?	8
Q22.	Is there another way to make my election? If I am an eligible participant residing in Japan, Germany or the Netherlands, how do I participate in this offer?	9
Q23.	May I change my mind about which eligible options I want to exchange?	10
Q24.	How do I change my election and add or withdraw some or all of my eligible option grants?	10
Q25.	What if I withdraw my election and then decide that I do want to participate in this offer?	12
Q26.	Once my exchanged options are cancelled pursuant to the offer, is there anything I must do to receive the RSUs?	12
Q27.	Will I receive shares on the RSU grant date?	12
Q28.	Will I be required to give up all of my rights under the cancelled options?	12
Q29.	Will the terms and conditions of my RSUs be the same as my exchanged options?	12

TABLE OF CONTENTS
(continued)

Q30.	Will I be able to vote my RSUs?	12
Q31.	What if A10 is acquired by another company?	12
Q32.	Will I receive an RSU award agreement?	13
Q33.	Can I change my mind and withdraw from this offer?	13
Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?	13

FREQUENTLY ASKED QUESTIONS AND ANSWERS
The following are answers to some of the questions that you may have about the offer made by A10 Networks, Inc. (“A10”). This offer is made subject to the terms and conditions of the entire Offer to Exchange Certain Outstanding Options for Restricted Stock Units (the “Offer to Exchange”), the launch email, dated November 19, 2015, announcing this offer, and the election form attached to the launch email, together with its associated instructions (the “offer documents”). You should refer to these offer documents for the terms and conditions of this offer. The information in this FAQ is a brief summary of some of the key terms of the offer and is made available as a convenience only. You should be aware that the FAQ does not constitute the complete terms and conditions of the offer.

Q1.	What is the offer?
The Offer to Exchange is a one-time voluntary opportunity for eligible employees and service providers to exchange certain “underwater” stock options with a per share exercise price equal to or greater than $12.00, for a lesser number of restricted stock units with a different vesting schedule. These are called “eligible options”. They must be outstanding and unexercised as of the offer’s expiration date and have been granted before April 29, 2014, under the A10 Networks, Inc. 2014 Plan Equity Incentive Plan (the “2014 Plan”) or the A10 Networks 2008 Stock Plan (the “2008 Plan”).

Q2.	Who can participate in this offer?
There are several criteria that you must meet in order to be able to participate in this offer. You must meet all criteria or you will not be eligible to participate in the offer. You may participate if:

•
You are an employee or service provider of A10 or its subsidiaries as of the start of this offer and you remain an employee or service provider of A10 or its subsidiaries through the expiration of the offer and RSU grant date;

•
You reside in the U.S., Brazil, Colombia, France, Germany, India, Indonesia, Japan, Korea, Mexico, the Netherlands, People’s Republic of China, Spain, Taiwan, United Arab Emirates, or United Kingdom as of the start of the offer and remain a resident in one of those countries, through the expiration of the offer and RSU grant date;

•	You are not an executive officer or member of the board of directors of A10; and

•	You have eligible options (see question 1 for what constitutes an eligible option and question 8 for additional information regarding eligible options).
(See Question and Answer 5 in the Offer to Exchange.)

Q3.	Am I required to participate in this offer?
No. Participation in this offer is completely voluntary. (See Question and Answer 10 in the Offer to Exchange.)

Q4.	What happens to my eligible options if I choose not to participate in the offer to exchange?
If you choose not to participate, your existing eligible options will remain outstanding until you exercise them or they expire, with no changes to the existing terms and conditions. (See Question and Answer 23 in the Offer to Exchange.)

Q5.	Will I have to pay taxes if I participate in the offer?
If you participate in the offer and are a U.S. taxpayer, you generally will not be required under current U.S. law to recognize income for U.S. federal income tax purposes at the time of the exchange or the RSU grant date. You generally will have a tax liability when the RSUs vest and the underlying shares are issued to you. (See Question and Answer 25 in the Offer to Exchange).
If you participate in the offer and are an employee or other service provider in Brazil, Colombia, France, Germany, India, Indonesia, Japan, Korea, Mexico, the Netherlands, People’s Republic of China, Spain, Taiwan, United Arab Emirates, or United Kingdom, please refer to Schedules C through Q of the Offer to Exchange for a description of the tax and social insurance consequences that may apply to you.
You should consult with your tax adviser to determine the personal tax consequences to you of participating in this offer. If you are a citizen or a tax resident of, or otherwise are subject to the tax laws of, more than one country (including any country outside of the U.S. other than those countries for which a tax discussion is provided in Schedules C through Q of the Offer to Exchange), you should be aware that there may be additional or different tax and social insurance consequences that may apply to you.

Q6.	How long will this offer be available to me?
The offer will open on Wednesday, November 19, 2015, and is expected to remain open for 29 calendar days. A10 expects that the offer will expire on Wednesday, December 17, 2015, at 9:00 p.m., Pacific Time. A10 may extend the offer, and if so, will issue a press release, email or other form of communication disclosing the extension of the offer. A10 will notify you no later than 6:00 a.m., Pacific Time, on the next U.S. business day following the previously scheduled expiration date. (See Question and Answer 2 in the Offer to Exchange.)

Q7.	What happens if I terminate my employment with A10 before the end of the offer (December 17, 2015 at 9:00 p.m., Pacific Time)?
If, for any reason, you no longer are an employee or service provider of A10 or its subsidiaries on the RSU grant date, you will not receive any RSUs. Instead, you will keep your current eligible options and those options will vest and expire in accordance with their original terms. (See Question and Answer 9 in the Offer to Exchange.)

Q8.	Which of my options are eligible?
Your eligible options are those options to purchase shares of common stock of A10 that have a per share exercise price of $12.1875, $12.87 or $15.00, granted before April 29, 2014, under the 2014 Plan and 2008 Plan, whether vested or unvested, that remain outstanding and unexercised as of the offer’s expiration date (currently expected to be 9:00 p.m., Pacific Time on December 17, 2015). (See Question and Answer 7 in the Offer to Exchange.)

When you log into A10’s offer website at https://A10.equitybenefits.com, you will be able to view certain information regarding your eligible option grants, including the grant date and per share exercise price of each of your eligible option grants, the number of shares subject to each of your eligible option grants scheduled to be vested as of December 17, 2015, the number of shares subject to each of your eligible option grants as of December 17, 2015 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the length of time remaining under each eligible option grant before they are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant and what the vesting schedule will be for the replacement RSU. If you are unable to access your eligible option schedule, you may contact:
A10 Stock Administration
Email: stockadmin@a10networks.com
Phone: (408) 240-9341

Q9.	Are my stock options with a per share exercise price of $6.19 and $8.51 eligible options?
Any options that have a per share exercise price below $12.00, including any options with a per share exercise price of $6.19 or $8.51, are not eligible options and therefore are not eligible to be exchanged in the offer. Previously, A10 provided in its definitive proxy statement filed with the SEC on April 27, 2015, certain hypothetical examples demonstrating how options with a per share exercise price of $6.19 or $8.51 potentially could be cancelled in exchange for RSUs under the offer. As noted in such disclosures, these examples were for illustrative purposes only. A10 also specified in its disclosures that any options eligible for exchange under the offer will have per share exercise prices not less than 20% above the fair market value of our stock price as measured as of the start of the offer or a date shortly before the start of the offer. Our stock price shortly before the start of the offer generally has closed at a higher price than the price of our stock as of the filing of our proxy statement on April 27, 2015, thereby increasing the threshold below which options no longer can qualify as eligible options. Accordingly, any options with a per share exercise price of $6.19 or $8.51 do not qualify as eligible options. (See Question and Answer 8 in the Offer to Exchange.)

Q10.	What is a restricted stock unit?
“Restricted stock units” or “RSUs” are promises by A10 to issue shares of common stock in the future provided that the vesting criteria are satisfied. RSUs granted in connection with this offer will be granted on the RSU grant date (which will occur after the close of the offering on the same U.S. calendar date as the offer expiration date) pursuant to the 2014 Plan and subject to the terms and conditions of an RSU award agreement, including any applicable country-specific appendix, between you and A10. (See Question and Answers 1, 3 and 22 in the Offer to Exchange.)

Q11.	Is there a difference in tax treatment between options and RSUs?
Yes. Generally, there is no taxable event for the optionee when an option vests. However, an RSU recipient normally will have taxable income when the shares underlying his or her RSUs vest and are settled. The RSU recipient also may have additional taxable gain when he or she sells the shares issued pursuant to the RSUs. (See Question and Answer 25, the Tax-related Risks section and Section 14 of the Offer to Exchange.)

Q12.	How many RSUs will I receive for the eligible options that I exchange?
This offer is not a one-for-one exchange of your eligible options for RSUs. Eligible options cancelled pursuant to the offer will be exchanged for a lesser number of RSUs on the basis of an exchange ratio applied on a grant-by-grant basis.
The following table shows the exchange ratios that will be applied to your exchanged options to determine the number of RSUs you would receive pursuant to the offer:

Per Share Exercise Price of Eligible Options	Exchange Ratio (the number of shares subject to the eligible option grant exchanged for one RSU)
$12.1875	2.93 to 1
$12.87	3.03 to 1
$15.00	3.38 to 1
The exchange ratios apply to each of your eligible option grants separately based on the per share exercise price of each such option grant. This means that the various eligible option grants you hold may be subject to different exchange ratios.
To calculate the number of RSUs you will receive in exchange for each eligible option grant, take the number of shares outstanding and unexercised under the eligible option grant, and divide by the exchange ratio in the chart above. Any fractional shares will be rounded up to the nearest whole RSU if such fraction is greater than or equal to 0.5, or rounded down to the nearest whole RSU if such fraction is less than 0.5, on a grant-by-grant basis.
Example 1
You have an eligible option grant to purchase 1,000 shares with an exercise price of $12.1875 per share. None of the shares have been exercised. If you exchange this eligible option grant pursuant to the offer, then you will receive 341 RSUs. This is equal to the 1,000 shares divided by 2.93 (the exchange ratio for this eligible option grant), rounded to the nearest whole RSU.
Example 2
You have an eligible option grant to purchase 2,000 shares with an exercise price of $15.00 per share. If you exchange this eligible option grant pursuant to the offer, then you will receive 592 RSUs. This is equal to the 2,000 outstanding shares divided by 3.38 (the exchange ratio for this eligible option grant), rounded to the nearest whole RSU.
(See Question and Answer 4 in the Offer to Exchange.)

Q13.	What will the exercise price of my RSUs be?
Unlike options, RSUs do not have an exercise price. At the time your RSUs vest, you will not have to pay A10 an exercise price per share. However, you may have taxable gain for which A10 may have withholding obligations at the time the shares vest.

At such time, A10’s tax withholding obligation will be satisfied by the specified manner in the RSU agreement. However, eligible participants residing in the Netherlands should refer to Schedule L of the Offer to Exchange for potential tax consequences to such individuals with respect to a Dutch Tax Ruling that A10 submitted to the applicable tax authorities in the Netherlands to confirm that the exchange of eligible options for RSUs will not result in a taxable event. (See Schedule L of the Offer to Exchange.)
(See Questions and Answers 3, 12, 19 and 25 in the Offer to Exchange.)

Q14.	When will my exchanged options be cancelled?
Your exchanged options will be cancelled following the expiration of the offer on the same U.S. calendar day as the expiration date. This date is the cancellation date. Unless the offer is extended, the cancellation date will be December 17, 2015. (See Question and Answer 16 in the Offer to Exchange.)

Q15.	When will I receive RSUs?
A10 will grant the RSUs on the RSU grant date. The RSU grant date will be the same day as the offer’s expiration date (currently expected to be December 17, 2015). If the expiration date of the offer is extended, the RSU grant date will be delayed. You will receive your RSU award agreement (and any applicable country‑specific appendix) promptly after the expiration of the offer. (See Question and Answer 17 in the Offer to Exchange.)

Q16.	What will the vesting schedule of my new RSU be?
None of the shares subject to the new RSUs will be scheduled to vest prior to the one-year anniversary of the grant date. The vesting schedule for each RSU will depend on the vesting status of the original option. Vesting of RSUs in accordance with these vesting schedules will be subject to continued service with A10 or its subsidiaries through the applicable vesting date. You can see the exact vesting schedule for each replacement RSU by clicking on “Vesting Details” on the “Make My Election” page on the offer website.

•	For an eligible option grant that is fully vested as of the cancellation date, the RSUs granted in exchange will be scheduled to vest in full on the one-year anniversary of the RSU grant date.

•
For an eligible option grant that is partially or entirely unvested as of the cancellation date, the RSUs granted in exchange will be scheduled to vest over a total period equal to the sum of (a) the number of years as of the cancellation date that were remaining for the corresponding exchanged option grant to become fully vested, rounded down to the nearest quarter year, plus (b) one additional year, subject to continued service with A10 or its subsidiaries through each applicable vesting date (the “total vesting period”). We refer to each successive, consecutive three (3) month period within the total vesting period as a “quarter.”

•
Subject to your continued service with A10 or its subsidiaries through each applicable vesting date, on each annual anniversary of the RSU grant date, one (1) year’s worth of your RSUs will be scheduled to vest, determined as (a) the total number of RSUs granted under the RSU grant, multiplied by (b) a fraction equal to (i) one (1) year, divided by (ii) the total number of years in the total vesting period for that RSU grant (provided that any partial quarter is rounded down to its nearest whole quarter), with the exception of the following.

•
If less than one (1) year remains in the total vesting period before the next annual anniversary of the RSU grant date, then the remaining unvested RSUs will not vest on such next annual anniversary of the RSU grant date, but instead will be scheduled to vest in the last month of the last remaining quarter of the total vesting period (after any partial quarter has been rounded down to its nearest whole quarter), subject to your continued service with A10 or its subsidiaries through such vesting date. The vesting date will be March 17, June 17 or September 17, as applicable, assuming the RSU grant date is December 17. If the RSU grant date is extended by any number of days, each of these dates will be correspondingly extended by the same number of days.

•
For example, if your total vesting period is three (3) years and one (1) quarter, your RSUs will vest as follows: (i) one (1) year’s worth of your RSUs will vest on each of the first, second and third anniversaries of the RSU grant date, and (ii) the remaining one (1) quarter’s worth of your RSUs will vest on the corresponding day of the first quarter after the third anniversary. If your total vesting period consists of three (3) years and two (2) quarters, your RSUs will vest as follows: (i) one (1) year’s worth of your RSUs will vest on each of the first, second and third anniversaries of the RSU grant date, and (ii) the remaining two (2) quarter’s worth of your RSUs will vest on the corresponding day of the second quarter after the third anniversary. If your total vesting period consists of three (3) years and three (3) quarters, after the first three (3) years of your total vesting period have passed, the remaining three (3) quarters worth of your RSU’s will vest on the corresponding day of the third quarter after the third anniversary of the RSU grant date. All vesting is subject to your continued service with A10 or its subsidiaries through each applicable vesting date.

Examples:
Let’s look at some eligible option grant dates to calculate the RSU vesting period. For illustrative purposes only, assume that an eligible participant who resides in the U.S. holds, and timely elects to exchange in the offer, each of the following eligible option grants shown in the table below. Assume that each eligible option grant covers 1,000 shares of which no shares have been exercised, and is scheduled to vest on a monthly basis from the vesting start date over a period of four years. Assume also that on December 17, 2015 (the expected expiration date of the offer and expected cancellation date of the eligible option grant), the eligible participant’s the eligible option grants are cancelled pursuant to the offer. In accordance with the exchange ratios described above, for each eligible option grant cancelled, the eligible participant receives RSUs covering the number of shares shown in the table below, that are scheduled to vest in accordance with the vesting schedule shown in the table below.

Grant Date of Eligible Option Grant	Per Share Exercise Price of Eligible Option Grant	Vesting Start Date of Eligible Grant Date	Number of Years Remaining For Eligible Option Grant to Fully Vest*	Number of Shares Subject to New RSUs Granted	Vesting Schedule of Shares Subject to RSUs (Subject to Continued Service)
2/6/2014	$12.1875	12/1/2013	1.97 years	341	124 shares are scheduled to vest on each of 12/17/2016 and 12/17/2017; and 93 shares are scheduled to vest on 9/17/2018.
3/20/2014	$15.00	3/3/2014	2.22 years	296	99 shares are scheduled to vest on 12/17/2016; 98 shares are scheduled to vest on 12/17/2017; and 99 shares are scheduled to vest on and 12/17/2018.
4/28/2014	$12.87	4/1/2014	2.30 years	330	102 shares are scheduled to vest on each of 12/17/2016 and 12/17/2017; 101 shares are scheduled to vest on 12/17/2018; and 25 shares are scheduled to vest on 3/17/2019.
* In these examples, the amount of time remaining for the eligible option grant to vest has been rounded for illustrative purposes.
RSUs that do not vest will be forfeited to A10. (See Question and Answer 13 in the Offer to Exchange.)

Q17.	If I participate in this offer, do I have to exchange all of my eligible options?
No. You may pick and choose which of your outstanding eligible option grants you wish to exchange. However, if you decide to participate in this offer and to exchange an eligible option grant, you must elect to exchange all shares remaining outstanding under such eligible option grant. You may not make an election to exchange part of the grant.
For example, suppose you hold the following eligible option grants:
Option Grant number 123 to purchase 1,000 shares, 700 of which you have already exercised;
Option Grant number 456 to purchase 1,000 shares, none of which you have exercised; and
Option Grant number 789 to purchase 3,000 shares, none of which you have exercised.
You may choose to exchange all three option grants, or any two of the three option grants, or any one of the three option grants, or none at all. (See Question and Answer 14 in the Offer to Exchange.)

Q18.	Do all the shares under my eligible option have to be outstanding and unexercised? What if I previously exercised some of the shares?
You may choose to exchange an eligible option that has previously exercised shares, as long as there are some outstanding and unexercised shares available under the eligible option. An eligible option will not include any portion of an option that no longer is outstanding or has been exercised prior to the offer’s expiration date. For example, if you have an option for 1,000 shares with an exercise price of $12.87, you previously exercised 250 of those shares, and the option otherwise meets the requirements of an eligible option (excluding the portion exercised), you may choose to exchange that eligible option since there are 750 shares outstanding. The number of RSUs you receive will be calculated by dividing 750 (the outstanding shares under the eligible option) by 3.03 (the exchange ratio for this eligible option grant), rounded to the nearest whole RSU (See Question and Answer 14 in the Offer to Exchange.)

Q19.	Can I exchange only part of the unexercised shares under my eligible option and retain an option with the remaining unexercised shares?
No, you may not elect to exchange a partial amount under any eligible option grant (such as an election to exchange only 150 shares of the remaining 300 shares under an eligible option grant). If you tender an eligible option grant in exchange for RSUs, you must tender all the outstanding shares. The only exception to this would be an eligible option tendered that is part of a divorce settlement. (See Questions and Answers 14 and 15 in the Offer to Exchange.)

Q20.	What happens if I have an eligible option grant that is subject to a divorce settlement?
If you have an eligible option grant that is part of a divorce settlement (or any domestic relations order or comparable legal document as a result of the dissolution of your marriage) and your ex-spouse owns a portion of that eligible option grant (whether beneficially or otherwise), you may accept this offer only with respect to the portion of the eligible option grant beneficially owned by you. Any portion owned by an ex‑spouse (whether beneficially or otherwise), who is not an eligible participant, may not be exchanged in this offer. (See Question and Answer 15 in the Offer to Exchange.)

Q21.	If I am an eligible participant but reside in a country other than Japan, Germany or the Netherlands, how do I participate in this offer?
If you are an eligible participant, at the start of the offer you will receive a launch email, dated November 19, 2015, announcing this offer. If you want to participate in the offer, you must complete the election process outlined below by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 17, 2015. If you do not want to participate, then no action is necessary.
All eligible participants can access the offer website https://A10.equitybenefits.com and view information with respect to the offer, the offer documents, and their eligible options. However, due to applicable requirements under local law, eligible participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile and not via the offer website.
Elections via the Offer Website (Other than Eligible Participants Residing in Japan, Germany, or the Netherlands)

1.
Access A10’s offer website by going to https://A10.equitybenefits.com and enter your A10 email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email, dated November 19, 2015, announcing the offer.

2.
After logging into the offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the eligible option grants you hold (your “eligible option schedule”), including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of December 17, 2015 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of December 17, 2015, the length of time remaining under each eligible option grant before hey are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting applicable to the replacement RSU. You also can review your eligible options in the Breakeven Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange your eligible options. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Breakeven Calculator does not account for vesting. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and stock options. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result. While eligible participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile, they can access their eligible option schedule and the Breakeven Calculator via the offer website.

3.	On the Election Page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer.

4.
Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.

5.
Upon submitting your election form, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the election process.

Q22.	Is there another way to make my election? If I am an eligible participant residing in Japan, Germany or the Netherlands, how do I participate in this offer?
Elections via Facsimile (Must Be Used by Eligible Participants Residing in Japan, Germany, or the Netherlands)

Eligible Participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile. With respect to all other eligible participants, we prefer that you submit your election form electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:

1.	Print the election form attached to the launch email, dated November 19, 2015, announcing this offer.

2.
Properly complete the election form, and submit your election form via facsimile at 1‑408‑351‑0840, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on December 17, 2015, unless we extend the offer.

3.
Eligible participants residing in the Netherlands also must agree to and sign any Dutch Tax Ruling confirming that the exchange of eligible options for RSUs will not result in a taxable event (as described further in Schedule L to this Offer to Exchange) in order to participate in the offer, to the extent such ruling is obtained and such consent is required by the applicable Netherlands tax authorities. If such consent becomes required, A10 will provide you with a copy of the consent to the Dutch Tax Ruling once it is obtained.

If you wish to obtain a paper election form, please email stockadmin@a10networks.com or call (408) 240‑9341. If you wish to participate in the offer, then we must receive your properly completed and submitted election form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 17, 2015. (See Question and Answer 2 in the Offer to Exchange.)

Q23.	May I change my mind about which eligible options I want to exchange?
Yes, but only before the offer expires. You may change your mind after you have submitted an election form and change the eligible options you elect to exchange at any time before the offer expires by completing and submitting a new election form via the offer website or facsimile. You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form A10 receives by the expiration date. (See Question and Answer 30 in the Offer to Exchange.)

Q24.	How do I change my election and add or withdraw some or all of my eligible option grants?
In order to change your election, follow the instructions below:
Election Changes and Withdrawals via the Offer Website (Other than Eligible Participants Residing in Japan, Germany, or the Netherlands)

1.
Access A10’s offer website by going to https://A10.equitybenefits.com and enter your A10 email address and password. If this is the first time you are logging into the offer website, you should use the password as specified in the launch email, dated November 19, 2015, announcing the offer.

2.
After logging into the offer website, review the information and proceed through to the Election Page. You will be provided with personalized information regarding the eligible option grants you hold (your “eligible option schedule”), including the grant date and per share exercise price of each of your eligible options grants, the number of shares subject to each of your eligible option grants as of December 17, 2015 (assuming you have not exercised all or any portion of your eligible option grants during the offering period), the number of shares subject to each of your eligible option grants that are scheduled to be vested as of December 17, 2015, the length of time remaining under each eligible option grant before hey are scheduled to be fully vested, the exchange ratio applicable to each of your eligible option grants, the number of RSUs that would be issued in exchange for each eligible option grant, and the vesting applicable to the replacement RSU. You also can review your eligible options in the Breakeven Calculator, which has been provided to you as a convenience for purposes of making limited mathematical calculations regarding the potential amount that could be received from exchanged options or the RSUs to be granted pursuant to the offer if you choose to exchange your eligible options. The Breakeven Calculator does not take into account all of the factors that you should consider in deciding whether to participate in the offer. For example, the Breakeven Calculator does not account for vestin

g. Note that you will be able to profit from an RSU only if it actually vests. Therefore, even if the Breakeven Calculator shows that the potential profit on an RSU is greater than for an exchanged option at the assumed prices you enter, you would be able to profit from the RSU only if it actually vests. In addition, this Breakeven Calculator does not take into consideration the difference in taxation between RSUs and stock options. Note also that because of the rounding resulting from fractional shares, the values shown could be higher or lower than the actual result. While eligible participants residing in Japan, Germany, or the Netherlands may submit elections only via facsimile, they can access their eligible option schedule and the Breakeven Calculator via the offer website.

3.	On the Election Page, select the appropriate box next to each of your eligible option grants to indicate which eligible option grants you choose to exchange in the offer.

4.
Proceed through the offer website by following the instructions provided. Review your election form and confirm that you are satisfied with your election form. After reviewing and agreeing to the Terms of Election, submit your election form.

5.
Upon submitting your election form, a Confirmation Statement will be generated by the offer website. Please print and keep a copy of the Confirmation Statement for your records. At this point, you will have completed the process for changing your previous election or withdrawing from participation in the offer.

Election Changes and Withdrawals via Facsimile (Must Be Used by Eligible Participants Residing in Japan, Germany, or the Netherlands)
Eligible Participants residing in Japan, Germany, or the Netherlands may submit election changes and withdrawals only via facsimile. With respect to all other eligible participants, we prefer that you submit your election changes and withdrawals electronically via the offer website. However, if you choose not to use the offer website process, you may submit your election form as follows:

1.	Print the election form attached to the launch email, dated November 19, 2015, announcing this offer.

2.
Properly complete the election form, and submit your election form via facsimile at 1‑408‑351‑0840, no later than the expiration date, which currently is expected to be 9:00 p.m., Pacific Time, on December 17, 2015, unless we extend the offer.

3.
Eligible participants residing in the Netherlands also must agree to and sign any Dutch Tax Ruling confirming that the exchange of eligible options for RSUs will not result in a taxable event (as described further in Schedule L to this Offer to Exchange) in order to participate in the offer, to the extent such ruling is obtained and such consent is required by the applicable Netherlands tax authorities. If such consent becomes required, A10 will provide you with a copy of the consent to the Dutch Tax Ruling once it is obtained.

If you wish to obtain a paper election form, please email stockadmin@a10networks.com or call (408) 240‑9341. If you wish to participate in the offer, then we must receive your properly completed and submitted election form by the expiration date, currently expected to be 9:00 p.m., Pacific Time, on December 17, 2015. (See Question and Answer 32 in the Offer to Exchange.)

Q25.	What if I withdraw my election and then decide that I do want to participate in this offer?
If you have withdrawn your election to participate and then again decide to participate in this offer, you may reelect to participate by submitting a new, properly completed election form via the offer website or facsimile before the expiration date, that is signed (electronically or otherwise) and dated after the date of your previously submitted election form. (See Question and Answer 33 in the Offer to Exchange.)

Q26.	Once my exchanged options are cancelled pursuant to the offer, is there anything I must do to receive the RSUs?
No. Once your exchanged options have been cancelled, there is nothing that you must do to receive your RSUs. In order to receive the shares covered by the RSU grant, you will need to remain an employee or a service provider to A10 or its subsidiaries through the applicable vesting date. (See Question and Answer 18 in the Offer to Exchange.)

Q27.	Will I receive shares on the RSU grant date?
No, you will receive the shares subject to the RSUs if and when your RSUs vest. You will not receive shares on the RSU grant date. (See Question and Answer 17 in the Offer to Exchange.)

Q28.	Will I be required to give up all of my rights under the cancelled options?
Yes. Once A10 has accepted your exchanged options, your exchanged options will be cancelled and you no longer will have any rights under those options. (See Question and Answer 21 in the Offer to Exchange.)

Q29.	Will the terms and conditions of my RSUs be the same as my exchanged options?
No. RSUs are a different type of equity award from options, and so the terms and conditions of your RSUs will be different from your options. Your RSUs will be granted under the 2014 Plan and will be subject to an RSU award agreement, including any applicable country-specific appendix. (See Question and Answer 22 in the Offer to Exchange.)

Q30.	Will I be able to vote my RSUs?
No. Until your RSUs vest and are settled, you will not have any of the rights or privileges of a stockholder of A10 as to the shares associated with such RSUs. Once you have been issued the shares of common stock, you will have all of the rights and privileges of a stockholder with respect to those shares, including the right to vote and to receive dividends, if any. (See Question and Answer 22 in the Offer to Exchange.)

Q31.	What if A10 is acquired by another company?
Although A10 is not currently anticipating a merger or acquisition, if A10 merges or consolidates with or is acquired by another entity prior to the expiration of the offer, you may withdraw from the offer (while the offer remains open).

If A10 is acquired prior to the expiration of the offer but does not withdraw the offer, before the expiration of the offer, A10 (or the successor entity) will notify you of any material changes to the terms of the offer or RSUs. (See Question and Answer 26 in the Offer to Exchange.)

Q32.	Will I receive an RSU award agreement?
Yes. All RSUs will be subject to an RSU award agreement, including any applicable country-specific appendix, between you and A10, as well as to the terms and conditions of the 2014 Plan. (See Question and Answer 27 in the Offer to Exchange.)

Q33.	Can I change my mind and withdraw from this offer?
Yes. You may change your mind after you have submitted an election form and withdraw some or all of your elected eligible options from the offer at any time before the offer expires.
You may change your mind as many times as you wish, but you will be bound by the last properly submitted election form A10 receives before the expiration date. (See Question and Answer 30 in the Offer to Exchange.)

Q34.	Whom can I contact if I have questions about the offer, or if I need additional copies of the offer documents?
You should direct questions about this offer and requests for printed copies of this Offer to Exchange and the other offer documents to:
A10 Stock Administration
Email: stockadmin@a10networks.com
Phone: (408) 240-9341

(See Question and Answer 35 in the Offer to Exchange.)